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                       August 12, 2020

       Joseph Moscato
       President and Chief Executive Officer
       GENEREX BIOTECHNOLOGY CORP
       10102 USA Today Way
       Miramar, FL 33025

                                                        Re: GENEREX
BIOTECHNOLOGY CORP
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2019
                                                            Filed November 12,
2019
                                                            File No. 000-25169

       Dear Mr. Moscato:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences